Exhibit 23.2

HATELEY & HAMPTON
ATTORNEYS & COUNSELORS

201 SANTA MONICA BOULEVARD
SUITE 300
SANTA MONICA, CALIFORNIA 90401-2224
TELEPHONE (310) 576-4758
FACSIMILE (310) 388-5899
Email: dhateley@hateleyhampton.com

February 4, 2011

United States Securities
and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549

Re:	Celpad, Inc. (hereinafter the “Company”) Registration Statement on Form S-1 Relating to a maximum of 1,000,000 shares of the Company’s Common Stock par value $.001per share

Gentlemen:

I have been requested by the Company, a Delaware corporation, to furnish you with my opinion as to the matters hereinafter set forth in connection with the above captioned registration statement (the “Registration Statement”) covering a maximum of 2,000,000 shares which will be offered by the Company.

In connection with this opinion, I have examined the Registration Statement, the Certificate of Incorporation, the Certificate of Amendment to the Certificate of Incorporation and the By-Laws of the Company, each as amended to date, copies of the records of corporate proceedings of the Company, and copies of such other agreements, instruments and documents, as I have deemed necessary to enable me to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, I am of the opinion that the shares being offered and registered when sold in the manner described in the Registration Statement will be legally issued, fully paid and non-assessable.

We are attorneys licensed to practice law in the State of California. This opinion is limited to matters governed by the federal laws of the United States, the laws of the State of California and the General Corporation Law of the State of Delaware including the statutory provisions as well as all applicable provisions of the Delaware constitution and reported decisions interpreting the laws (“Delaware Corporate Law”) in effect on the date hereof, to the extent such laws are involved in the opinions set forth herein, and we express no opinion on any matter governed by the law of any other jurisdiction.

We shall have no obligation to inform you of changes in law or fact subsequent to the date hereof or of any other matters of which we become aware after the date hereof.

With respect to any opinions concerning Delaware Corporate Law, you are aware that we are not admitted to the Bar of the State of Delaware and that such opinions are based upon our general familiarity with Delaware Corporate Law as a result of our prior experience in transactions.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the prospectus included in the registration statement.

Very truly yours,

HATELEY & HAMPTON

Donald P. Hateley